Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	April 27, 2020
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2020 FIRST QUARTER FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended March 31, 2020 and 2019:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended March 31, 2020, reported net income was $4.6 million, or $.33 per diluted share, as compared to $4.2 million, or $.31 per diluted share, during the first quarter of 2019.  Included in our net income for the three-month period ended March 31, 2019 was a gain of $250,000, or $.02 per diluted share, related to the sale of a parcel of land located at one of our buildings.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our funds from operations (“FFO”), were $11.2 million, or $.82 per diluted share during the first quarter of 2020, as compared to $11.0 million, or $.80 per diluted share during the first quarter of 2019.

Favorably impacting our net income and FFO during the first quarter of 2020, as compared to the first quarter of 2019, was a decrease in our interest expense of $383,000, or $.03 per diluted share.  The decreased interest expense resulted primarily from a decrease in the average cost of borrowings pursuant to our revolving credit agreement.  Unfavorably impacting our net income and FFO during the first quarter of 2020, as compared to the first quarter of 2019, were the previously disclosed vacancies that occurred as of June 1, 2019 and September 30, 2019, at two hospital facilities located in Corpus Christi, Texas, and Evansville, Indiana, respectively. These two properties generated a combined net operating loss of $198,000 during the first quarter of 2020, as compared to generating combined net operating income of $361,000 during the first quarter of 2019. See below for additional disclosure regarding these properties.

COVID-19

The COVID-19 pandemic began to significantly impact the United States in mid-March, 2020.  As a result of various policies implemented by the federal and state governments, and varying by individual state, many non-essential businesses in the nation were closed. With the exception of the operators of our four preschool and childcare centers, we believe that most of the tenants occupying our hospitals, medical office buildings (“MOBs”) and ambulatory care centers are permitted to continue operating should they decide to do so.  Since substantially all of the March rental revenue generated from our properties was due and payable at the beginning of the month, COVID-19 did not have a material effect on our operations and financial results during the first quarter of 2020.

However, patient volumes at our three acute care hospitals, and likely at our other healthcare properties including the MOBs and ambulatory care centers, were significantly reduced during the second half of March as a result of COVID-19. These significant reductions to patient volumes experienced at our three acute care hospitals, and likely at our other healthcare facilities, have continued into April, 2020.  We believe that the adverse impact that COVID-19 will have on the future operations and financial results of our tenants, and in turn ours, will depend upon many factors, most of which are beyond our, or our tenants’, ability to control or predict.

Below is information detailing the rentable square feet (“RSF”) of our properties based upon property type. This information is being provided as a means of summarizing the underlying nature of the businesses operated in these properties as well as certain other information. The RSF data as presented in the table is as of March 31, 2020.  The information related to the tenants’ businesses, and as disclosed in footnotes 2 and 3, is presented as of April 22, 2020.

				Percentage	Tenants'
	Number		RSF	of RSF	Businesses
	of	Total	Under	Under	Currently
	Properties	RSF	Lease	Lease	Operating? (4)
Hospital Properties
McAllen Medical Center (1)	1	422,276	422,276	100%	Yes
Wellington Regional Medical Center (1)	1	196,489	196,489	100%	Yes
Southwest Healthcare System-Inland Valley (1)	1	164,377	164,377	100%	Yes
Kindred Hospital Chicago Central	1	115,554	115,554	100%	Yes
Evansville, Indiana	1	77,440	0	0%	N/A
Corpus Christi, Texas	1	69,700	0	0%	N/A
Subtotal - hospitals	6	1,045,836	898,696	86%

Medical Office Buildings aggregate	55	2,590,467	2,165,626	84%	Various (2)

Ambulatory Care Centers aggregate	4	58,551	58,551	100%	Yes

Preschool/Childcare Centers aggregate	4	32,561	32,561	100%	No (3)

Total portfolio	69	3,727,415	3,155,434	85%

N/A – Not Applicable.

(1)

Since the bonus rents earned by us on the three acute care hospitals leased to wholly-owned subsidiaries of Universal Health Services, Inc., are computed based upon a computation that compares each hospital’s current quarter revenue to the corresponding quarter in the base year, we expect to experience significant declines in future bonus rental revenue earned on these properties to the extent that each hospital continues to experience significant decline in patient volumes and revenues. These hospitals may be eligible for emergency fund grants as provided for by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Should the hospitals ultimately be deemed qualified for CARES Act funding, a portion of their expected revenue declines could be offset by such funding, to the extent those grants are classified as revenues by the hospitals. Aggregate bonus rental earned on these three hospitals amounted to approximately $5.6 million during the year ended December 31, 2019 and approximately $1.4 million during the three-month period ended March 31, 2020.

(2)

Tenants in our MOBs include, but are not limited to, physician practices, diagnostic centers, laboratories, dental practices, ambulatory surgery centers, oncology centers, physical therapy clinics, eye care and wound care centers.  We believe that the underlying businesses operated by certain of these tenants are either temporarily closed entirely or operating at substantially reduced hours. Given the dynamic nature of the impact of COVID-19, state mandates, and practice elections, we are unable to estimate with certainty the portion of the aggregate rentable square feet under lease at our MOBs that have either closed or substantially reduced their operating hours.  As of April 22, 2020, tenants representing approximately 13% of the aggregate rentable square feet under lease at our MOBs had not yet paid their April rent. We have received short-term rent deferral requests from approximately 13% of the aggregate rentable square feet under lease at our MOBs. These requests are under review on a request-by-request basis based upon each tenant’s specific circumstances as well as consideration of potential economic benefit available and received by tenants through governmental assistance programs.  At this time, we cannot estimate the magnitude of short-term rent deferral requests that we may ultimately agree to provide, or the magnitude of additional short-term rent deferral requests that we may receive in the future.

(3)

The pre-school/childcare centers, which are all located in Pennsylvania, are currently closed due to governmental regulations. As of April 22, 2020, we had not yet received April rental payments on these properties and short-term rent deferral requests were received for each center which are currently under review.

(4)	Since the underlying businesses in each of our properties are operated by the tenants, we can provide no assurance that the businesses will continue to operate in the future.

Throughout the common areas of many properties in our portfolio, we have implemented COVID-19 risk mitigating actions such as, enhanced cleaning protocols including supplemental cleaning and sanitizing of high-touch points, limiting points of entry at certain facilities, and coordinating with health care providers to assess or screen patients prior to entering certain of our MOBs.

Dividend Information:

The first quarter dividend of $.685 per share, or $9.4 million in the aggregate, was declared on March 4, 2020 and paid on March 31, 2020.

Capital Resources Information:

At March 31, 2020, we had $219.2 million of borrowings outstanding pursuant to the terms of our $300 million credit agreement and $80.8 million of available borrowing capacity. The credit agreement has a scheduled maturity date of March, 2022, however, we have the option to extend the maturity date for up to two additional six-month periods. Additionally, our credit agreement includes an option to increase the total facility borrowing capacity up to an additional $50 million, subject to lender agreement.

Lease Expirations/Vacancies of Two Hospital Facilities:

As previously disclosed, the tenants in two of our hospital facilities had provided notice to us that they did not intend to renew the leases upon the scheduled expiration of the respective facilities. The leases on these two hospital facilities, located in Evansville, Indiana, and Corpus Christi, Texas, expired on May 31, 2019 and June 1, 2019, respectively. Prior to the vacancy of the property on September 30, 2019, the former tenant of the hospital located in Evansville, Indiana, entered into a short-term lease with us, which covered the period of June 1, 2019 through September 30, 2019, at a substantially increased lease rate as compared to the original lease rate.

The combined lease revenue generated at these facilities amounted to $363,000 during the three-month period ended March 31, 2019. The hospital located in Evansville, Indiana, has remained vacant since September 30, 2019 and the hospital located in Corpus Christi, Texas, has remained vacant since June 1, 2019.

We continue to market each property for lease to new tenants. However, should these properties continue to remain owned and vacant for an extended period of time, or should we experience decreased lease rates on future leases, as compared to prior/expired lease rates, or incur substantial renovation costs to make the properties suitable for other operators/tenants, our future results of operations could be materially unfavorably impacted.

New Construction Projects:

Behavioral Health Hospital - Clive, Iowa

In late July, 2019, a wholly-owned subsidiary of ours entered into an agreement to build and lease a newly constructed 108-bed behavioral health care hospital located in Clive, Iowa. The lease on this facility, which is triple net and has an initial term of 20 years with five, 10-year renewal options, was executed with Clive Behavioral Health, LLC, a joint venture between Universal Health Services, Inc. (“UHS”) and Catholic Health Initiatives-Iowa, Corp. (d/b/a Mercy One Des Moines Medical Center).

Construction of this hospital, for which we have engaged a wholly-owned subsidiary of UHS to act as project manager, is expected to be completed in late 2020 or early 2021. The hospital lease will commence upon issuance of the certificate of occupancy. The approximate cost of the project is estimated at $37.5 million and the initial annual rent is estimated to be approximately $2.7 million.

Medical Office Building - Denison, Texas

In September, 2019, we entered into an agreement whereby we will own a 95% ownership interest in Grayson Properties II LP, which will develop, construct, own and operate the Texoma Medical Plaza II, a 75,000 rentable square feet medical office building (“MOB”) located in Denison, Texas. This MOB, which is scheduled to be completed in late 2020, will be located on the campus of Texoma Medical Center, a hospital that is owned and operated by a wholly-owned subsidiary of UHS.  A 10-year master flex lease was executed with the wholly-owned subsidiary of UHS for 40,000 rentable square feet, representing over 50% of the rentable square feet of the MOB.  The master flex lease commitment is subject to reduction upon the execution of third-party leases on up to 20,000 rentable square feet of the first and second floors of the three-story MOB, and 20,000 rentable square feet on the third floor.  In April, 2020, a new, 122-month lease was fully executed with a third-party tenant for approximately 26,000 rentable square feet on the first floor of the MOB.  As a result, the master flex lease commitment was reduced to 20,000 of rentable square feet on the third floor of the MOB.  After giving effect to this new lease, 61% of the rentable square feet of the MOB is under lease agreements. We have committed to invest up to $17.9 million in equity or member loans in the development and construction of this MOB, which may be reduced if a third-party construction loan is obtained on the property.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, rehabilitation hospitals, sub-acute care facilities, medical/office buildings, free-standing emergency departments and childcare centers. We have investments in seventy-one properties located in twenty states, including two that are currently under construction.

This press release contains forward-looking statements based on current management expectations.  Numerous factors, including those disclosed herein, those related to the anticipated impact of COVID-19 on our financial results, as well as the operations and financial results of each of our tenants, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2019), may cause the results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the factors that could affect our future results are beyond our control or ability to predict, including the impact of the COVID-19 pandemic. Future operations and financial results of our tenants, and in turn ours, will likely be materially impacted by developments related to COVID-19.   Such developments include, but are not limited to, the length of time and severity of the spread of the pandemic; the volume of cancelled or rescheduled elective procedures and the volume of COVID-19 patients treated by the operators of our hospitals and other healthcare facilities; measures our tenants are taking to respond to the COVID-19 pandemic; the impact of government and administrative regulation and stimulus on the health care industry; declining patient volumes and unfavorable changes in payer mix caused by deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients as the result of business closings and layoffs); potential disruptions to clinical staffing and shortages and disruptions related to supplies required for our tenants’ employees and patients; and potential increases to expenses incurred by our tenants related to staffing, supply chain or other expenditures.  There may be significant declines in future bonus rental revenue earned on our hospital  properties leased to subsidiaries UHS  to the extent that each hospital continues to experience significant decline in patient volumes. We believe that the underlying businesses operated by certain of our other tenants are either temporarily closed entirely or operating at substantially reduced hours These factors may result in the inability or unwillingness on the part of some of our tenants to make timely payment of their rent to us at current levels or to seek to amend or terminate their leases which, in turn, would have an adverse effect on our occupancy levels and our revenue and cash flow and the value of our properties, and potentially, our ability to maintain our dividend at current levels. Due to COVID-19 restrictions and its impact on the economy, we may experience a decrease in prospective tenants which could unfavorably impact the volume of new leases, as well as the renewal rate of existing leases. The COVID-19 pandemic may delay our construction projects which could result in increased costs and delay the timing of opening and rental payments from those projects, although no such delays have yet occurred. The COVID-19 pandemic could also impact our indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financing perspective; and changes in general economic conditions nationally and regionally in the markets our properties are located resulting from the COVID-19 pandemic. We are not able to fully quantify the impact that these factors will have on our financial results during 2020, but developments related to the COVID-19 pandemic are likely to have a material adverse impact on our future financial results.

We believe that adjusted net income and adjusted net income per diluted share (as reflected on the attached Supplemental Schedules), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of gains, such as gains on transactions during the periods presented.  To the extent a REIT recognizes a gain or loss with respect to the sale of incidental assets, such as the sale of land peripheral to operating properties, the REIT has the option to exclude or include such gains and losses in the calculation of FFO.  We have opted to exclude gains and losses from sales of incidental assets in our calculation of FFO.  FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2019. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three Months Ended March 31, 2020 and 2019

(amounts in thousands, except share information)

(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Lease revenue - UHS facilities (a.)	$5,881	$5,793
Lease revenue- Non-related parties	12,842	12,731
Other revenue - UHS facilities	214	213
Other revenue - Non-related parties	270	375
	19,207	19,112
Expenses:
Depreciation and amortization	6,380	6,708
Advisory fees to UHS	1,016	970
Other operating expenses	5,383	5,210
	12,779	12,888
Income before equity in income of unconsolidated limited liability companies ("LLCs"), interest expense and gain on sale	6,428	6,224
Equity in income of unconsolidated LLCs	435	430
Gain on sale of land	-	250
Interest expense, net	(2,309)	(2,692)
Net income	$4,554	$4,212
Basic earnings per share	$0.33	$0.31
Diluted earnings per share	$0.33	$0.31

Weighted average number of shares outstanding - Basic	13,736	13,728
Weighted average number of shares outstanding - Diluted	13,758	13,728

(a.) Includes bonus rental on UHS hospital facilities of $1,380 and $1,394 for the three-month periods ended March 31, 2020 and 2019, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended March 31, 2020 and 2019

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	March 31, 2020		March 31, 2019
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$4,554	$0.33	$4,212	$0.31
Adjustments:	-	-	(250)	(0.02)
Subtotal adjustments to net income	-	-	(250)	(0.02)
Adjusted net income	$4,554	$0.33	$3,962	$0.29

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	March 31, 2020		March 31, 2019
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$4,554	$0.33	$4,212	$0.31
Plus: Depreciation and amortization expense:
Consolidated investments	6,380	0.47	6,708	0.49
Unconsolidated affiliates	286	0.02	283	0.02
Less: Gain on sale of land	-	-	(250)	(0.02)
FFO	$11,220	$0.82	$10,953	$0.80
Dividend paid per share		$0.685		$0.675

Universal Health Realty Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share information)

(unaudited)

	March 31,	December 31,
	2020	2019
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$579,161	$572,503
Accumulated depreciation	(200,306)	(194,888)
	378,855	377,615
Land	54,892	54,892
Net Real Estate Investments	433,747	432,507
Investments in limited liability companies ("LLCs")	8,411	6,918
Other Assets:
Cash and cash equivalents	5,667	6,110
Lease and other receivables from UHS	2,954	2,963
Lease receivable - other	7,468	7,640
Intangible assets (net of accumulated amortization of $25.0 million and $26.5 million, respectively)	13,749	14,553
Right-of-use land assets, net	8,937	8,944
Deferred charges and other assets, net	8,201	9,154
Total Assets	$489,134	$488,789
Liabilities:
Line of credit borrowings	$219,200	$212,950
Mortgage notes payable, non-recourse to us, net	60,326	60,744
Accrued interest	349	374
Accrued expenses and other liabilities	16,662	12,888
Ground lease liabilities, net	8,937	8,944
Tenant reserves, deposits and deferred and prepaid rents	11,220	11,155
Total Liabilities	316,694	307,055
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2020 - 13,758,038; 2019 - 13,757,498	138	138
Capital in excess of par value	266,970	266,723
Cumulative net income	665,834	661,280
Cumulative dividends	(756,841)	(747,417)
Accumulated other comprehensive (loss)/income	(3,661)	1,010
Total Equity	172,440	181,734
Total Liabilities and Equity	$489,134	$488,789